CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-CDVM MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

7/15/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-CDVM Series (the “VV-CDVM Series”) and the creation of the VV-CDVM Interests (the “VV-CDVM Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-CDVM Series and the creation of the VV-CDVM Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-CDVM Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-CDVM Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-CDVM Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-CDVM Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-CDVM Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-CDVM Interests

AUTHORIZED SHARES:	Minimum: 1000 / Maximum: 1,100 Interests

SERIES ASSETS:
	Vogue Musigny Vertical Collection
	Wine	Vintage	Bottles
	Comtes Georges de Vogue Musigny	2005	6
	Comtes Georges de Vogue Musigny	2010	3
	Comtes Georges de Vogue Musigny	2010	6
	Comtes Georges de Vogue Musigny	2018	48
	Comtes Georges de Vogue Musigny	2019	12

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

 IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-CDVM to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King